Sentry Petroleum Files Conventional Oil and Gas Resource Review under Form 8-K With United States Securities and Exchange Commission

Denver, Colorado (April 1, 2011 - FSC) – Sentry Petroleum announced today that it has filed under Form 8-K the report titled ‘Independent Review of Conventional Petroleum Accumulations in ATP 865P, Queensland, Australia’ with the United States Securities and Exchange Commission. The 51-101 compliant report was prepared by Resource Investment Strategy Consultants as previously disclosed on March 9th 2011.  All shareholders and interested parties can access the report at http://www.sentrypetroleum.com/projects/conventional/permits/atp-865/

The Company cautions that the estimated quantities of barrels of oil equivalent by Resource Investment Strategy Consultants’ disclosed in this press release represent an estimate of the potential of Sentry’s conventional oil and gas assets in ATP 865 based strictly on a review of technical data that is publicly available and is not intended to be construed in any manner as an estimate of any classification of reserves. Further appraisal is required before any estimated classification of reserves can be compiled. The Company’s upcoming appraisal drilling campaign is being undertaken in order to build the necessary data to be able to compile an estimate of reserves and make a later determination as to whether any noted reserves can be produced economically.

About Resource Investment Strategy Consultants

The Company was founded in 1994 to provide independent advice to companies associated with the oil and gas industry. Today they have grown to 40 highly experienced professional staff and have offices in Perth and Brisbane, Australia and London, UK. Long recognised as the pre-eminent oil and gas consultancy in Australia, RISC has now grown to become the International consultants of choice. They have completed over 1300 assignments in over 68 countries for nearly 500 clients. Since January 2000, the company has been the principal technical and economic advisor on transactions whose total value has exceeded US$220 billion.

About Sentry Petroleum:

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.